EXHIBIT 99.1

Nanophase technologies announces record Second Quarter revenue

35% Year-Over-Year Revenue Growth; 55% Year-Over-Year Product Sales Growth

Romeoville, IL, July 26, 2005 -- Nanophase Technologies (Nasdaq: NANX), a technology leader in nanomaterials and nanoengineered products, announced record sales for the second quarter and first half of 2005. Based on the financial data accompanying this release, the Company's results are stated approximately as follows.

For the quarter ended June 30, 2005, total revenues rose to $2.1 million compared with $1.5 in the second quarter of 2004, or a revenue increase of 35% year-over-year. Comparing the same two periods, product sales increased to $2.0 million versus $1.3 million in 2004 for a product revenue growth of 55%. Nanophase reported a second quarter 2005 net loss of $1.1 million, or $0.06 per share (fully diluted), compared with a net loss for the second quarter of 2004 of $1.5 million, or $0.08 per share (fully diluted).

For the first half of 2005, total revenues rose to $3.7 million compared with $2.8 million in the first half of 2004, for a revenue increase of 30%. Comparing the same two periods, product sales increased to $3.5 million versus $2.4 million in 2004, for a product sales increase of $1.1 million, or an increase of 50% year-over-year.

"The second quarter, and indeed the first half, is a solid start to 2005," stated Joseph Cross, Nanophase's president and CEO. "Entering 2005, our first priority was, and still remains, continuing revenue growth along a planned path to future profitability. We reached record revenue in each of the first and second quarters with the majority of revenue growth occurring in product sales. Moreover, we achieved significant product revenue growth without materially adding to manufacturing overhead which is demonstrated in gross margin growth. This is consistent with our financial models that predict increasing gross margins with additional volume. Correspondingly, gross margins increased to about 24% of total revenues during the second quarter of 2005 versus 7% in the second quarter of 2004. Comparing the first half of 2005 to 2004, gross margin increased to 18% of revenues versus 7% in 2004.

"Operationally, Nanophase continues to make solid progress. We have increased PVS reactor production rates 20-30% on volume products since December 2004, which increases plant capacity by a similar number without significant capital investment. During the second quarter, the Company's facilities were recertified to ISO9001 and we were pleased to become certified to ISO14001, the international environmental management standard.

"We continue to expect organic product sales growth through our current market partners -- BASF, Altana Chemie, and Rohm & Haas CMP Technologies, as well as new product development and introduction. In parallel, we continue to experience robust business development opportunities in several market areas and expect some of these opportunities to mature into revenue producing situations over time, much like the Company's new medical diagnostic application customer announced during the second quarter."

Nanophase has scheduled its quarterly conference call for July 26, at 4:00 PM CDT (5:00 PM EDT), which will be hosted by Joseph Cross, president and CEO, and Jess Jankowski, Chief Financial Officer. The call may be accessed though the Company's website, http://www.nanophase.com , and clicking on the link under Investor Relations and Calendar of Events. If you are unable to attend, a replay will be available through August 3, 2005, by dialing 706-645-9291 and entering code 7915366, or by logging onto the Company's website and following the above instructions.

Nanophase Technologies Corporation (NANX), www.nanophase.com, is a leader in nanomaterials technologies and provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 and ISO 14001 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media.  The Company owns or licenses 22 United States and 50 foreign patents and patent applications. Information about Nanophase may be found in the Company's public filings or on its website.

This press release contains words such as "expects", "shall", "will" , "believes" and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company's current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company's results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risk and uncertainties include the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company's dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company's nanocrystalline materials; the Company's manufacturing capacity and product mix flexibility in light of customer demand; the Company's limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company's dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; and other risks described in the Company's report on Form 10Q filed May 9, 2005 and other filings with the Securities and Exchange Commission. In addition, the Company's forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.
NANOPHASE TECHNOLOGIES CORPORATION

BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
ASSETS	2005	2004

Current assets:
Cash and cash equivalents	$ 402,524	$ 475,185
Investments	8,511,154	11,155,126
Trade accounts receivable, less allowance for doubtful accounts
of $24,271 on June 30, 2005 and December 31, 2004, respectively	1,471,676	792,662
Other receivable	-	3,498
Inventories, net	838,434	837,336
Prepaid expenses and other current assets	503,919	499,697
Total current assets	11,727,707	13,763,504

Equipment and leasehold improvements, net	7,029,638	7,457,764
Other assets, net	620,504	571,027
	$ 19,377,849	$ 21,792,295

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debts	$ 177,981	$ 579,472
Current portion of capital lease obligations	1,505	11,826
Accounts payable	528,822	324,485
Accrued expenses	962,587	894,022
Total current liabilities	1,670,895	1,809,805

Long-term debt, less current maturities	163,149	-
		-
	163,149	-

Contingent liabilities:	-	-

Stockholders' equity:
Preferred stock, $.01 par value, 24,088 shares authorized and
no shares issued and outstanding	-	-
Common stock, $.01 par value, 25,000,000 shares authorized; 17,920,852 and 17,895,482 shares issued and outstanding on June 30, 2005 and
December 31, 2004, respectively	179,209	178,955
Additional paid-in capital	72,052,129	71,987,565
Accumulated deficit	(54,687,533)	(52,184,030)
Total stockholders' equity	17,543,805	19,982,490
	$ 19,377,849	$ 21,792,295

NANOPHASE TECHNOLOGIES CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenue:
Product revenue	$ 1,999,457	$ 1,287,850	$ 3,525,760	$ 2,353,988
Other revenue	85,269	254,218	172,347	481,439
Net revenue	2,084,726	1,542,068	3,698,107	2,835,427

Operating expense:
Cost of revenue	1,594,263	1,428,175	3,038,764	2,641,285
Research and development expense	476,241	476,813	970,680	951,698
Selling, general and administrative expense	1,194,192	1,104,233	2,337,336	2,163,177
Total operating expense	3,264,696	3,009,221	6,346,780	5,756,160
Loss from operations	(1,179,970)	(1,467,153)	(2,648,673)	(2,920,733)
Interest income	71,370	42,125	136,417	56,786
Interest expense	(8,815)	(19,787)	(20,713)	(44,626)
Other, net	29,452	67	29,466	761
Loss before provision for income taxes	(1,087,963)	(1,444,748)	(2,503,503)	(2,907,812)
Provision for income taxes	-	(7,500)	-	(15,000)
Net loss	$ (1,087,963)	$ (1,452,248)	$ (2,503,503)	$ (2,922,812)

Net loss per share- basic and diluted	$ (0.06)	$ (0.08)	$ (0.14)	$ (0.17)

Weighted average number of common
shares outstanding	17,913,818	17,377,484	17,910,459	16,793,574